Exhibit (d)(2)

SCHEDULE A

Revised June 29, 2021

to the

ADVISORY AGREEMENT

Dated June 12, 2015 between

EXCHANGE LISTED FUNDS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Effective Date
Saba Interest Rate Hedged CEF ETF	110 bps	March 15, 2017
High Yield ETF	125 bps	June 19, 2018
QRAFT AI-Enhanced U.S. Large Cap ETF	75 bps	May 1, 2019
QRAFT AI-Enhanced U.S. Large Cap Momentum ETF	75 bps	May 1, 2019
Armor US Equity Index ETF	50 bps	February 7, 2020
QRAFT AI-Enhanced US High Dividend ETF	75 bps	February 21, 2020
Cabana Target Drawdown 5 ETF	80 bps	September 4, 2020
Cabana Target Drawdown 7 ETF	80 bps	September 4, 2020
Cabana Target Drawdown 10 ETF	80 bps	September 4, 2020
Cabana Target Drawdown 13 ETF	80 bps	September 4, 2020
Cabana Target Drawdown 16 ETF	80 bps	September 4, 2020
QRAFT AI-Enhanced US Next Value ETF	75 bps	November 20, 2020
Corbett Road Tactical Opportunity ETF	75 bps	February 19, 2021
Asian Growth Cubs ETF	99 bps	May 31, 2021
Gavekal Asia Pacific Government Bond ETF	55bps	July 2, 2021
Cabana Target Leading Sector Conservative ETF	80bps	July 2, 2021
Cabana Target Leading Sector Moderate ETF	80bps	July 2, 2021
Cabana Target Leading Sector Aggressive ETF	80bps	July 2, 2021

Exchange Listed Funds Trust:	Exchange Traded Concepts, LLC

/s/ J. Garrett Stevens	/s/ J. Garrett Stevens

J. Garrett Stevens, President	J. Garrett Stevens, CEO